EXHIBIT 10.2
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made as of the 1st day of December, 2004, between IRRADIO HOLDINGS, LTD., a Florida limited partnership, (“Landlord”) and SPANISH BROADCASTING SYSTEM, INC., a Florida corporation (“Tenant”).
PRELIMINARY STATEMENTS
     A. Landlord and Tenant entered into that certain Lease Agreement dated December 14, 2000 (the “Original Lease”), under which Tenant leases certain premises known as Penthouse II, stipulated to consist of 13,953 square feet of leasable space, and Storage Space No. 12 (“Storage Space No. 12”) (together the “Original Premises”) in the building located at 2601 South Bayshore Drive, Miami, Florida 33133 (the “Building”). The Original Lease incorporates that certain First Addendum to Lease, dated as of the date of the Original Lease (“First Addendum”).
     B. Landlord and Tenant entered into that certain Second Addendum to Lease dated August 16, 2001 (the “Second Addendum”) for the purpose of substituting the provisions set forth therein with respect to storage space for the provisions with respect to storage space set forth in the First Addendum.
     C. Landlord and Tenant entered into that certain Amendment to Lease dated November, 2003 (the “First Amendment”) for the purpose of expanding the Original Premises to include Suite 2010 in the Building, stipulated to consist of 725 rentable square feet (“Suite 2010”), and for the other purposes set forth therein. The Original Lease, the First Addendum, the Second Addendum and the First Amendment are together referred to herein as the “Lease”. The Lease currently expires on October 31, 2010. The Original Premises and Suite 2010 are together referred to herein as the “Existing Premises”, and are stipulated to consist of 14,678 square feet of leasable area.
     D. Landlord and Tenant wish to enter into this Second Amendment the purpose of expanding the Existing Premises, for the purpose of extending the Lease Term, and for the other purposes set forth herein.
TERMS
     NOW, THEREFORE, for Ten Dollars ($10.00) and for the covenants and conditions of this First Amendment, the receipt and sufficiency of which are hereby conclusively acknowledged, Landlord and Tenant agree as follows:
     1. Recitals. The above recitals are true and correct and are agreed to by Landlord and Tenant as if such recitals were fully set forth herein.
     2. Terms. All undefined capitalized terms herein shall have the same meanings as defined in the Lease.
     3. Lease Term. The Lease Term is hereby extended until April 30, 2015. The period between November 1, 2010 and April 30, 2015 is referred to herein as the “Extension Term”.
     4. Existing Premises Extension Term Fixed Minimum Annual Rent. Tenant shall pay Fixed Minimum Annual Rent for the Existing Premises, for the Extension Term, on or before the first calendar day of each month, without notice or demand, in the amounts set forth in the following schedule, plus sales tax thereon:

Period	Fixed Minimum Annual	Fixed Minimum Annual	Fixed Minimum Annual
	Rent/S.F.	Rent	Rent/Month
11/1/2010-10/31/2011	$39.50	$579,781.00	$48,315.08
11/1/2011-10/31/2012	$40.00	$587,120.00	$48,926.67
11/1/2012-10/31/2013	$40.50	$594,459.00	$49,538.25
11/1/2013-10/31/2014	$41.00	$601,798.00	$50,149.83
11/1/2014-04/30/2015	$41.50	$304,568.52 (6 months)	$50,761.42
     5. Existing Premises Extension Term Proportionate Share. As of the first day of the Extension Term, Tenant’s obligation to pay its Proportionate Share of Operating Expenses with respect to the Existing Premises shall be amended to provide that Tenant shall pay its Proportionate Share of Operating Expenses to the extent that Landlord’s actual cost of Operating Expenses exceed Landlord’s cost thereof in the calendar year 2011 (the “Existing Premises Base Year”). Landlord agrees that increases in the Controllable Portion of Operating Expenses shall not exceed five percent (5%) from the Existing Premises Base Year to the following calendar year between other calendar years in the Extension Term, applied on a non-cumulative basis. For purposes hereof, the “Controllable Portion of Operating Expenses” shall not include real estate taxes and other governmental charges, utilities, insurance, increases in the wages of employees actually performing work or services at the Building to the extent that such increases are contractually or by law tied to increases in the minimum wage, and commercially reasonable costs associated with any increased security provided by Landlord based upon responses to changes in external factors. In the event that Tenant exercises the Option to Renew set forth herein, the foregoing limitation on increases in the Controllable Portion of Operating Expenses shall not be applicable to the increase in Operating Expenses between the last year of the Extension Term and the first year of any renewal term, but shall instead first be applicable to the increase in the Controllable Portion of Operating Costs between the first and second calendar years within the renewal term and between calendar years thereafter.
     6. Condition of Existing Premises. Tenant accepts the Existing Premises in AS-IS condition, except only, however, that Landlord shall reimburse Tenant in up to the amount of One Hundred Thirty-Nine Thousand Five Hundred Thirty and 00/100 Dollars ($139,530.00) (“Existing Premises Alterations Allowance”) for Alterations (as defined in Article IX of the Original Lease) to the Original Premises, performed by Tenant in accordance with the requirements of the Original Lease on or following January 1, 2010 (“Reimbursable Alterations”). Landlord shall reimburse Tenant, up to the amount of the Existing Premises Alterations Allowance, within thirty (30) days following Landlord’s receipt of Tenant’s submittal to Landlord of an invoice together with paid invoices totaling the amount requested, together with final releases of lien and contractor’s final payment affidavit in the form required under Florida Statute 713.06. In the event that Tenant has not submitted invoices for Reimbursable Alterations up to the full amount of the Existing Premises Reimbursement Allowance on or before October 31, 2011, that any such amount shall be applied against Fixed Minimum Annual Rent due following the date of such request.
     7. Expansion. The Existing Premises shall be expanded on December 1, 2004 to include the following additional premises in the Building: (i) Suite 400 in the Building, depicted on Exhibit “A-1” hereto and stipulated to consist of 16,744 square feet of leasable area (“Suite 400”), and (ii) Suite 500 in the Building, depicted on Exhibit “A-2” hereto and stipulated to consist of 17,051 square feet of leasable area (“Suite 500”).

Suite 400 and Suite 500 are together referred to herein as the “Second Amendment Expansion Space” and are together stipulated to consist of 33,795 square feet of leasable area.
     8. Condition of Second Amendment Expansion Space. Tenant has inspected the Second Amendment Expansion Space and accepts the Second Amendment Expansion Space in AS-IS condition. Landlord agrees that it shall not demolish or otherwise remove the tenant improvements existing in the Second Amendment Expansion Space as of the date hereof. In the event that Tenant wishes to construct additional improvements in the Second Amendment Expansion Space or modify the improvements previously constructed therein, Tenant shall follow the requirements set forth in Article IX of the Original Lease as affected by Paragraph I of the First Addendum. With respect to the two (2) twenty (20) ton and one (1) ten (10) ton Liebert air conditioning units installed in the Second Amendment Expansion Space and/or any replacement or new air conditioning units installed to serve solely the Existing Premises or the Second Amendment Expansion Space, (i) Tenant shall, within thirty (30) days following Landlord’s written request, be required to install separate electrical submeters and pay the actual cost of electrical service as measured by such submeter or meter to Landlord, and any other associated fees, taxes and charges imposed by the utility supplier, as additional rent, but Landlord shall not impose its own fees or charges for such use; (ii) Tenant shall cause such units to be duly maintained under the terms of a service agreement with a duly licensed HVAC contractor; in the event that Tenant fails to provide evidence of such contract within ten (10) business days following Landlord’s written request, then Landlord shall be permitted to secure such maintenance contract, and Tenant shall reimburse Landlord, as additional rent, for the commercially reasonable cost thereof. Tenant shall not be required to remove any such units at the expiration or earlier termination of the Lease. In the event that any such unit has reached the end of its useful life, however, Tenant shall either cease using such unit or, if it desires to use such unit, be required to remove any such unit that has reached the end of its useful life and replace such unit with a new one under plans and specifications reasonably approved by Landlord.
     9. Alterations. Article IX of the Original Lease is hereby modified to provide that Tenant shall not be required, at the expiration or earlier termination of the Lease, to remove Alterations to the Existing Premises or the Second Amendment Expansion Space. Landlord specifically agrees that Tenant shall not be required to remove Alterations in connection with the Main Studio Location, as hereafter defined, upon the expiration or earlier termination of the Lease. Tenant agrees that, with respect to Alterations requiring a building permit to perform, it shall use an architect and engineer approved by Landlord in writing. Landlord hereby approves Initial Engineers as Tenant’s engineer with respect to such Alterations. Further, Tenant agrees that its general contractor for Alterations to the Building shall be subject to Landlord’s prior written consent. Tenant acknowledges and agrees that the obligation to comply with all laws, regulations and ordinances of all public authorities set forth in Article IX of the Original Lease requires that it complies with the Americans with Disabilities Act, as amended from time to time, with respect to all Alterations.
     10. Second Amendment Expansion Space Term. Tenant’s lease of the Second Amendment Expansion Space shall commence on December 1, 2004 and shall expire on April 30, 2015. The period between December 1, 2004 and April 30, 2015 is referred to herein as the “Second Amendment Expansion Space Term”. The Second Amendment Expansion Space Term is, however, subject to the termination right set forth in Paragraph 14 hereof.
     11. Second Amendment Expansion Space Fixed Minimum Annual Rent. Section 2.01 of the Original Lease, as modified by Paragraph O of the First Addendum and Paragraph G of the First Amendment, are hereby modified to provide that, in addition to the sums set forth therein, Tenant shall pay Fixed Minimum Annual Rent for the Second Amendment Expansion Space, on or before the first calendar day of each month, without notice or demand, in the amounts set forth in the following schedule, plus sales tax thereon. As set forth in the following schedule, however, Tenant’s obligation to pay Fixed Minimum Annual Rent for the

Second Amendment Expansion Space shall be abated for the period from December 1, 2004 until April 30, 2005.

Period	Fixed Minimum Annual	Fixed Minimum Annual	Fixed Minimum Annual
	Rent/S.F.	Rent	Rent/Month
12/1/04-4/30/05	N/A	N/A	Abated
5/1/05-4/30/06	$29.00	$980,055.00	$81,671.25
5/1/05-4/30/07	$29.50	$996,952.50	$83,079.38
5/1/05-4/30/08	$30.00	$1,013,850.00	$84,487.50
5/1/05-4/30/09	$30.50	$1,030,747.50	$85,895.63
5/1/05-4/30/10	$31.00	$1,047,645.00	$87,303.75
5/1/05-4/30/11	$31.50	$1,064,542.50	$88,711.88
5/1/05-4/30/12	$32.00	$1,081,440.00	$90,120.00
5/1/05-4/30/13	$32.50	$1,098,337.50	$91,528.13
5/1/05-4/30/14	$33.00	$1,115,235.00	$92,936.25
5/1/05-4/30/15	$33.50	$1,132,132.50	$94,344.38
     12. Second Amendment Expansion Space Proportionate Share. Commencing on January 1, 2007 and for the remainder of the Second Amendment Expansion Space Term, the Lease shall be revised to provide that, in addition to paying its Proportionate Share for the Existing Premises, Tenant shall pay its Proportionate Share for the Second Amendment Expansion Space to the extent that Landlord’s actual cost of Operating Expenses exceed Landlord’s cost thereof in the calendar year 2006. Tenant’s Proportionate Share for the Second Amendment Expansion Space is 11.49489% of the Building. The foregoing Proportionate Share has been calculated by dividing the 33,795 square feet of leasable area within the Second Amendment Expansion Space by the 294,000 square feet within the Building as set forth in Section 2.02(a)(1) of the Original Lease.
     13. Signage. Paragraph P of the First Addendum is hereby deleted, and the following replacement Section P shall be substituted in its place. It is the intention of this substitution that the signage rights granted under Section P be confirmed, ratified and expanded as set forth in the following Substitute Paragraph P. This substituted language shall in no respect be interpreted to require Tenant to remove any Building signage installed as of the date hereof under the authority of Paragraph P of the First Addendum, and Landlord hereby confirms its approval of all signage installed as of the date hereof.
P. Provided that Tenant is not in default of any term, condition or covenant of the Lease beyond all applicable notice and grace periods, Tenant shall have the right, at its sole cost and expense, to install the following signs. The permission granted herein is subject to Tenant having obtained and provided to Landlord all required building permits and municipal approvals, and to maintaining such permits and approvals and permits in full force and effect throughout the Lease Term. Tenant shall be required, throughout the Lease Term, to maintain such signage in first class condition. In addition, if Landlord gives Tenant written notice of such request, Tenant shall remove all such signage at the expiration or earlier termination of the Lease and restore the Building from the effects of such removal:

(1) Tenant shall be permitted to install a sign panel bearing its name in the top position of the Building’s multi-tenant monument sign; the design and materials for such panel shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed.
(2) Tenant shall be permitted to install rooftop signage on the south and north faces of the Building. Prior to installation, Tenant shall submit its proposed signage plans (including design, content, location and electrical plans) for Landlord’s approval, which approval Landlord may withhold in its sole and absolute discretion.
(3) Tenant shall be permitted to install one (1) sign above the valet entrance portico to the Building.
(4) Landlord shall install, at its cost and expense, Building standard signage outside of the entrance to Suite 400 and Suite 500, and shall reflect Tenant’s occupancy of Suite 400 and Suite 500 in the Building’s lobby directory.
     13. Right of First Offer. Tenant shall have the Right of First Offer set forth in Exhibit “B” hereof.
     14. Main Studio Location. Provided that all required municipal and regulatory approvals for such use are first obtained, Landlord hereby consents to Tenant’s use of a portion of the Premises consisting of up to twenty percent (20%) of the Second Amendment Expansion Space for Tenant’s radio station studios, which shall operate in accordance with all required codes, laws, ordinances and applicable regulations (the “Main Studio Location”). Tenant shall not use the Building as a transmission station for the Main Studio Location, as its transmission station is not appurtenant to the Building. Landlord will reasonably consent to Alterations to the Premises required to conduct the Main Studio Location. Landlord and Tenant have previously agreed upon counsel and a Miami zoning consultant (together the “Radio Programming Consultants”) to provide services in connection with applying and obtaining permits required under the zoning and building code of the City of Miami, if any, that may be applicable to the Building and Premises in order to operate the Main Studio Location (“Required Municipal Approvals”).Any such application and parts thereof shall be subject to the prior written approval of Landlord and Tenant, whose approval shall not be unreasonably withheld. Landlord and Tenant each agree to sign any reasonable and necessary owner consent forms of the City of Miami that are required in order to apply for and obtain the Required Municipal Approvals. Landlord shall pay for all commercially reasonable fees and commercially reasonable costs associated with the application fees for the Required Municipal Approvals and the Radio Programming Consultants to prepare any application for and to obtain the Required Municipal Approvals provided, however, that Tenant shall reimburse Landlord, as additional rent, for fifty percent (50%) of the fees and expenses of the Radio Programming Consultants and associated permitting, application, and other related third party fees and expenses and costs within thirty (30) days following Landlord’s submittal of its invoices for such third-party fees and costs to Tenant. Landlord agrees, within thirty (30) days following the date hereof, to give Tenant written notice of its determination of the Required Municipal Approvals necessary for the Main Studio Location, and, thereafter, to promptly respond to Tenant’s inquiries with respect to the status of the Required Municipal Approvals. Landlord’s obligation to seek the Required Municipal Approvals shall include, without limitation, the obligation to seek and diligently pursue any applicable zoning and building code approvals that may be required to conduct the business of the Main Studio Location. In the event that Landlord receives a final, non-appealable denial of the Required Municipal Approvals (the “Denial”) within a period of six (6) months has elapsed from the date this Second Amendment has been executed by Landlord and Tenant (the “Application Period”) it shall promptly provide Tenant with notice thereof. Tenant may, not later than thirty (30) days following its receipt of the Denial or the end of the Application Period, whichever is earlier (the “Termination Deadline”), elect to terminate the modifications to the Lease accomplished by this Second Amendment by tendering written notice of such election to Landlord (“Termination Notice”), together with a termination fee (the “Termination Fee”) which shall be the amount of the Fixed Minimum Annual Rent for the Temporary Premises for the period of Tenant’s occupancy thereof (and double such rate for any holdover period under Paragraph 18 hereof) at Landlord’s then current market rate for premises in the Building such as the Temporary Premises (“Temporary Premises Termination Rent”). In computing the Termination Fee, however, Tenant shall receive a credit against the Temporary Premises Termination Rent in the amount of any Fixed Minimum Annual Rent that had been paid by Tenant for the Second Amendment Expansion Space prior to Tenant’s delivery to Landlord of the Termination Notice.
     15. Option to Renew. The Lease as amended herein is scheduled to expire on April 30, 2015. Landlord and Tenant agree that the Option to Renew set forth in Paragraph N. of the First Addendum shall be applicable to Tenant’s option to renew following the foregoing expiration date provide, however, that Paragraph N. of the First Addendum is hereby modified as follows: (i) such option shall be for one (1) additional five (5) year period; and (ii) Tenant’s written notice to Landlord of its irrevocable election to exercise the option to renew shall be given to Landlord not later than 5:00 p.m. on July 31, 2014. The Fixed Minimum Rent for Tenant’s then existing Premises under the Lease as amended herein, including the Existing Premises, the Second Amendment Expansion Space, and any subsequent premises leased by Tenant (whether under the Right of First Offer or otherwise) shall be established under the procedures set forth in Paragraph N. of the First Addendum.
     16. Parking. For a period expiring on March 31, 2006, Tenant shall be given the opportunity to obtain from Landlord and/or the Garage operator the right to park a maximum of one hundred fifteen (115) unassigned parking spaces in the Garage under the terms set forth in Article XIV of the Original Lease, and, in addition, the right to ten (10) assigned parking spaces in the Garage under the terms set forth in Article XIV of the Original Lease. In addition, Tenant shall be permitted to use twenty-five (25) additional unassigned parking spaces, under the terms set forth in Article XIV of the Original Lease, but such additional parking spaces shall be on a month-to-month basis, and Landlord reserves the right to cancel Tenant’s right to use any or all such additional parking spaces on thirty (30) days prior written notice to Tenant. Further, Tenant shall be permitted to park up to three (3) passenger vans, at no additional cost to Tenant, in a location appurtenant to the Building determined from time to time by Landlord. Landlord acknowledges that such passenger vans will not be accommodated by a standard size passenger vehicle parking space.
     17. Roof Rights. Tenant, at its sole cost and expense, shall have the non-exclusive right (it being understood that Landlord may grant, extend or renew similar rights to others) to install, maintain, and from time to time replace satellite dish(s) and or antennae (the “Rooftop Equipment”) on the roof of the Building, provided that prior to commencing any installation or maintenance, Tenant shall (i) obtain Landlord’s prior approval of the proposed size, weight and location of the Rooftop Equipment and method for fastening the Rooftop Equipment to the roof, which approval Landlord shall not unreasonably withhold provided that the Rooftop Equipment will not damage the Building or the Building’s roof and is not of such size or weight that it can be reasonably deemed unsuitable for the Building’s roof, (ii) such installation and/or replacement shall comply strictly with all Laws and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) use the Rooftop Equipment solely for its internal use, (iv) not grant any right to use of the Rooftop Equipment to any other party, and (v) obtain, at Tenant’s sole cost and expense, any necessary federal, state, and municipal permits, licenses and approvals, and deliver copies thereof to Landlord. Landlord may supervise or perform any roof penetration related to the installation of Rooftop Equipment and Landlord may charge the commercially reasonable cost thereof to Tenant. Tenant agrees that all installation, construction and maintenance shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant further agrees to label each cable or wire placed by Tenant in the telecommunications pathways of the

Building, with identification information as required by Landlord. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Rooftop Equipment. The Rooftop Equipment shall remain the property of Tenant, and Tenant may remove the Rooftop Equipment at its cost at any time during the Term. Tenant shall remove the Rooftop Equipment at Tenant’s cost and expense upon the expiration or termination of this Lease. Tenant agrees that the Rooftop Equipment, and any wires, cables or connections relating thereto, and the installation, maintenance and operation thereof shall in no way interfere with the use and enjoyment of the Building, or the operation of communications (including, without limitation, other satellite dishes) or computer devices by Landlord or by other tenants or occupants of the Project installed under written agreement with Landlord prior to the date hereof. If such interference shall occur, Landlord shall give Tenant written notice thereof and Tenant shall commence to correct the same within twenty-four (24) hours of receipt of such notice and diligently and continuously pursue such correction to completion with all possible dispatch. Landlord makes no warranty or representation that the Building or any portions thereof are suitable for the use of Rooftop Equipment, it being assumed that Tenant has satisfied itself thereof. Tenant shall protect, defend, indemnify and hold harmless Landlord and Landlord’s Agents from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Rooftop Equipment. Landlord hereby ratifies and confirms its consent to the Rooftop Equipment installed by Tenant prior to the date hereof. Landlord agrees that it shall, with respect to any rooftop equipment installed subsequent to the date hereof, include the covenant against interference against Tenant’s Rooftop Equipment set forth in this Paragraph 13.
     18. Temporary Premises. Tenant shall occupy the following “Temporary Premises” under the terms and conditions set forth in this Paragraph 14. For this purpose, “Temporary Premises” shall mean the following premises: Suite 625 in the Building, stipulated to contain 3,057 square feet of leasable area (“Suite 625”); Suite 865 in the Building, stipulated to consist of 1,655 square feet of leasable area (“Suite 865”); and Suite 2000 in the Building, stipulated to contain 9,664 leasable square feet (“Suite 2000”). Tenant has inspected the Temporary Premises and accepts the Temporary Premises in AS-IS condition. Tenant shall be permitted to occupy the Temporary Premises under all of the terms and conditions of the Lease as amended herein. In the event that Tenant does not timely exercise the termination right set forth in Paragraph 14 hereof, Tenant shall not be required to pay Fixed Annual Rent or its Proportionate Share for the Temporary Premises unless Tenant fails to vacate the Temporary Premises on or before the “Temporary Premises Expiration Date”, namely nine (9) months following receipt of the Required Municipal Approvals or, if Tenant has delivered the Termination Notice to Landlord, then ten (10) business days following Tenant’s delivery to Landlord of the Termination Notice. In the event that Landlord enters into a lease with a third party tenant for Suite 625 or Suite 865, then Landlord may relocate Tenant’s temporary use for such portion (s) of the Temporary Premises to other comparable vacant premises in the Building. Landlord shall not, however, be permitted to relocate Tenant’s use of Suite 2000 as a portion of the Temporary Premises. In the event that Tenant requires additional temporary premises prior to Tenant’s occupancy of the Second Amendment Expansion Space and has not tendered the Termination Notice, Landlord will reasonably endeavor to accommodate such requirement.
     19. Suite 2000 Condition. In anticipation of Landlord’s and Tenant’s entry into this Second Amendment, Landlord has previously spent approximately $48,230.00 in recarpeting and repainting Suite 2000 and in conforming Suite 2000 to the premises plan set forth as Exhibit “C”. Tenant accepts Suite 2000 in AS-IS condition. For so long as Tenant occupies Suite 2000, it shall have the right to use the furniture and furnishings listed in Exhibit “D” hereto (the “Suite 2000 Furnishings”), which Landlord makes available to Tenant whereis, as-is, and without any warranty with respect to serviceability or fitness. Tenant bears all risks of use of the Suite 2000 Furnishings to the same extent that the Suite 2000 Furnishings were Tenant’s property. In the event that Tenant assigns the Lease as amended herein or subleases Suite 2000, however, its right to use the Suite 2000 Furnishings shall be deemed to have expired on the effective date of such assignment or sublease, and Landlord shall be permitted to remove the Suite 2000 Furnishings from Suite 2000. On the Temporary Premises Expiration Date, or on the expiration or earlier termination of Tenant’s lease of the Second Amendment Premises if Tenant exercises the option to include Suite 2000 part of the Second Amendment Premises, or on the date of any assignment of the Lease or sublease of Suite 2000, Tenant shall return the Suite 2000 Furnishings to Landlord in their condition as of the date hereof, reasonable wear and tear only excepted.
     20. Suite 2000 Expansion. With respect to Suite 2000 in the Building, Tenant may, by written notice to Landlord not later than the Temporary Premises Expiration Date, elect to make Suite 2000 a part of its Premises under the Lease. In the event of such timely written notice to Landlord, Tenant shall commence paying Fixed Minimum Annual Rent for Suite 2000 on the date following the Temporary Premises Expiration Date at the rate per square foot (as adjusted from time to time) applicable to the Existing Premises under the Lease      , and Tenant’s Proportionate Share and allocated parking spaces shall be proportionately adjusted to reflect the addition of Suite 2000 to the Second Amendment Expansion Space; in the event Tenant elects to include Suite 2000 in the Second Amendment Expansion Space Landlord and Tenant shall, within thirty (30) days following the Temporary Premises Expiration Date, enter into an amendment to the Lease confirming the matters set forth in this paragraph and confirming the date that Tenant’s lease of Suite 2000 has commenced.
     21. Storage Space No. 12. Tenant’s lease of Storage Space No. 12 shall be extended until April 30, 2015 under the terms and conditions set forth in the Original Lease.
     22. Access to Premises. With respect to any portion of the Existing Premises or the Second Amendment Expansion Space that comprises a full floor in the Building Landlord shall, at its sole cost and expense, install card readers in the Building’s elevators that limit access to such full floors so that employees of the other tenants in the Building shall not have access to such full floors.
     23. Holdover. Section 8.09 of the Original Lease is hereby modified to provide that, in the event that Tenant holds over following the expiration or earlier termination of the Lease, it shall, for the first month of any such holdover period, pay Fixed Minimum Annual Rent and its Proportionate Share of Operating Expenses in an amount equal to one hundred twenty-five percent (125%) of the amounts due for the last month prior to the expiration date, for the second month one hundred fifty percent (150%) of the amounts due for the last month prior to the expiration date and, thereafter, holdover rent equal to two hundred percent (200%) of the last month prior to the expiration date.
     24. Subordination and Attornment. Landlord shall use its best efforts, following the date hereof, to obtain in favor of Tenant a subordination, nondisturbance and attornment agreement in favor of Tenant on the standard form of the mortgagee of the Building.
     25. Assignment and Subletting. Section 15.04(d) of the Original Lease is hereby deleted, and the following replacement Section 15.04(d) shall be substituted in its place:
15.04(d) Notwithstanding anything to the contrary contained herein, Tenant, without Landlord’s prior consent, but upon notice to Landlord including evidence that such transferee has obtained the insurance required of Tenant herein and that such entity qualifies under the terms of this Section 15.04(d), may (i) assign this Lease to, or sublet all or part of the Premises to, or permit a portion of the Premises to be occupied by, any corporation or other business entity which controls, is controlled by, or is under common control with Tenant (herein referred to as a “Related Entity”). Any assignment, subletting or occupancy by a Related Entity of Tenant shall not be deemed to relieve, release, impair or discharge any of Tenant’s obligations hereunder.

For the purposes hereof, “control” shall be deemed to mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other business entity, through the ownership of voting securities; and (ii) assign this Lease and the leasehold estate hereby created to a Successor Entity of Tenant (as hereinafter defined). A “Successor Entity,” as used herein shall mean (x) a corporation or other business entity into which or with which Tenant, its successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations or other business entities participating in such merger or consolidation are assumed by the corporation or other business entity surviving such merger or consolidation, or (y) a corporation or other business entity acquiring all or substantially all of the assets or outstanding shares of stock of Tenant, its corporate successors or assigns, including the leasehold estate created by this Lease, and assuming the obligations of Tenant under this Lease, or (z) any corporate successor or other business entity successor to a successor entity becoming such by either of the methods described in subdivisions (x) and (y) above; provided that (1) such merger or consolidation, or such acquisition and assumption, as the case may be, is not principally for the purpose of transferring the leasehold estate created hereby, and (2) immediately after giving effect to any such merger or consolidation, or such acquisition and assumption, as the case may be, the successor corporation surviving such merger or created by such consolidation or acquiring such assets and assuming such liabilities, as the case may be, shall have a net worth, as determined in accordance with generally accepted accounting principles consistently applied, equal to or greater than the net worth of Tenant as of the date of this Second Amendment, as determined by Tenant’s audited financial statements for the year ended December 31, 2004. The transfer of the outstanding capital stock of any corporate tenant (including but not limited to Tenant) shall not be deemed an assignment of this Lease if such transfer shall be affected by the sale of stock through the “over-the-counter-market” or through any recognized domestic or foreign stock exchange.
     26. Security Deposit. Section 15.21 of the Original Lease is hereby modified to provide that Tenant shall deposit upon its execution hereof, a cash security deposit in the amount of $174,776.48.
     27. Brokers. Landlord and Tenant each hereby warrants that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CB Richard Ellis, Inc., which has represented Landlord (“Landlord’s Broker”), and MK Real Estate Group, which has represented Tenant (“Tenant’s Broker”). Tenant shall be responsible for the compensation of Tenant’s Broker. Landlord and Tenant further warrant that they know of no other real estate broker or agent, other than that named above, who is entitled to a real estate commission in connection with this Second Amendment, and Tenant agrees to indemnify Landlord against any claims for commission and expenses created by such claim by any other real estate broker or agent with whom the Tenant may have dealt or communicated.
     28. Effect of Delivery. Landlord has delivered a copy of this Second Amendment to Tenant for Tenant’s review only and the delivery hereof does not constitute an offer to Tenant or an option to lease. This Second Amendment shall not be effective until a copy executed by Landlord and Tenant, is returned to Tenant.

     29. Ratification of Lease. Unless expressly modified herein, all terms and conditions of the Lease are hereby ratified and reaffirmed in their entirety.
     30. Lease in Full Force and Effect. Tenant represents, warrants and acknowledges that the Lease is unmodified, other than pursuant to the terms of this Second Amendment, and is in full force and effect as modified herein; that all rent has been paid through the date hereof; that Landlord is not in default in the performance of any covenant, agreement or condition contained in the Lease, as modified; and that Tenant has no defense to the payment of any amounts due under the Lease, as modified.
     31. Confidentiality. Landlord and Tenant will maintain the confidentiality of this Second Amendment and will not divulge the economic or other terms of this Second Amendment to any persons, other than their officers, directors, partners or shareholders; attorneys, accountants and other professional consultants (all of which parties shall be bound by this confidentiality obligation); any governmental agencies; pursuant to subpoena or other legal process, or in accordance with their legal or regulatory financial reporting requirements.
(Execution page follows)

     IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first written above.

Signed, sealed and delivered
in the presence of:
Tenant:
SPANISH BROADCASTING SYSTEM, INC., a Florida corporation

/s/ Nicolas Davila

Print Name:	Nicolas Davila

/s/ Irene Davidson

Print Name:	Irene Davidson

By:	/s/ Joseph A. García

Name:	Joseph A. García

Title:	CFO

Landlord:
IRRADIO HOLDINGS, LTD., a Florida limited partnership
By: IRRADIO INVESTMENTS, INC., its sole general partner

/s/ Juan A. García

Print Name:	Juan A. García

/s/ Irene Davidson

Print Name:	Irene Davidson

By:	/s/ Raúl Alarcón, Jr.

Name:	Raúl Alarcón, Jr.

Title:	President

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